Exhibit (n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on form N-2 of our report dated March 6, 2013 relating to the consolidated financial statements of New Mountain Finance Holdings, L.L.C. and the financial statements of New Mountain Finance Corporation and New Mountain Finance AIV Holdings Corporation, appearing in the Prospectus, which is part of this Registration Statement, and of our report dated March 6, 2013 related to the “Senior Securities” table of New Mountain Finance Holdings, L.L.C appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the headings “Selected Financial and Other Data”, “Senior Securities” and “Independent Registered Public Accounting Firm” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

New York, New York
November 19, 2013